EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Xeriant, Inc.

We consent to the inclusion in the foregoing Amendment No. 1 to the Form S-1 Registration Statement of Xeriant, Inc. (the “Company”) (File No. 333-269283), our report dated October 7, 2022 relating to our audits of the consolidated balance sheets as of June 30, 2022 and 2021, and consolidated statements of operations, stockholders’ deficit and cash flows for the years ended June 30, 2022 and 2021.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

May 2, 2023